EXHIBIT 10(o)

August 14, 2000

Mr. Richard Corrado
3529 264th Avenue SE
Samammish,  WA  98075

Dear Mr. Corrado,

     Airborne Freight Corporation (the "Company") and its Board
of Directors are not necessarily opposed to any merger proposal or acquisition attempt by third parties.  We recognize, and
insist that our executives recognize, that in such matters our responsibility is to serve the best interests of our
shareholders in maximizing the worth and potential of their
investment.  However, the Company, as a publicly held
corporation, must be aware that insofar as it may be the
subject of acquisition attempts, such attempts do raise the
possibility of a change in control of the Company.  It further recognizes that such a possibility can breed uncertainties as to the continued tenure and fair treatment of key executives regardless of their value to the corporation and their
individual merit.  The company is concerned that the
possibility of acquisition attempts and a change in control can have an adverse effect on its retention of key management
personnel, and that such acquisition attempts can make it
difficult for such personnel to function most effectively in the best interests of the Company and its shareholders.  In
light of these concerns, the Company's Board of Directors has determined that it is appropriate to offer additional security to certain key management personnel to better enable them to function effectively without distraction in the event that
uncertainties as to the future control of the Company should arise.

     Therefore, to induce you to remain in the employ of the
Company and to encourage high level of effective management in the best interests of the Company and shareholders, this letter agreement sets forth certain benefits which the Company agrees will be provided to you if your employment with the Company
should be terminated other than for cause, or by death,
disability or normal retirement, subsequent to a "change in
control" of the Company as defined and set forth in this
Agreement.  As the purpose of this Agreement is to provide you with stability of job tenure without being discriminated
against because of activities on behalf of the Company and its shareholders in the face of a possible "change in control" or in the alternative to provide you with certain defined
severance benefits in the face of termination without cause or upon discriminatory treatment after a "change in control," the provisions of this Agreement with regard to benefits shall not apply unless and until a "change in control" occurs.  Further, the benefits set forth in paragraph 7 of this Agreement will not be provided if you cease to be in the Company's employ,
even after a "change of control" and during the term of this
Agreement, because of death, normal retirement, disability,
"for cause," or because of voluntary termination by you without
"good reason" as they are defined herein.

     1.   Term.  This Agreement will at all times have a two-
year term.  At such time as either you or the Company give
written notice to the other party that this Agreement is to be terminated (such notice on your part to have no force or effect unless given by you no later than two years after a "change in control"), then this Agreement will expire two years from
receipt of the notice.  In any event, this Agreement will
terminate at your normal retirement date as defined herein.

     2.   Change in Control.  For the purposes of invoking your
benefits under this Agreement, a "change in control" shall mean the occurrence of any one of the following actions or events:

          (a)  The acquisition by any person of the power,
directly or indirectly, to exercise a controlling influence
over the management or policies of the Company (either alone or pursuant to an arrangement or understanding with one or more other persons), whether through the ownership of voting
securities, through one or more intermediary persons, by
contract, or otherwise; or

          (b)  The acquisition by a person who is not a U.S.
citizen (either alone or pursuant to an arrangement or
understanding with one or more other persons) of the ownership or power to vote 25% or more of the outstanding voting
securities of the Company; or

          (c)  The acquisition by a person who is a U.S.
citizen (either alone or pursuant to an arrangement or
understanding with one ore more other persons) of the ownership or power to vote 35% or more of the outstanding voting
securities of the Company; or

          (d)  If during a period of six years after the
acquisition by any person, directly or indirectly, of the
ownership or power to vote 10% or more of the outstanding
voting securities of the Company, the individuals who prior to such acquisition were Directors of the Company ("Prior
Directors") shall cease to constitute a majority of the Board of Directors, unless the nomination of each new Director was approved by a vote of a majority of the Prior Directors;

     The term "person" for purposes of this paragraph shall
include a natural person, corporation, partnership,
association, joint-stock company, trust fund, or organized
group of persons.

     3.   Death, Retirement and Disability.  In the event of
your death, normal retirement, disability or voluntary
termination without good reason during the term hereof and
following a "change in control," you or your estate will be
entitled to receive only those applicable benefits under any plans, programs and policies in effect with regard to the
executives or salaried employees of the Company.  For purposes of this Agreement, normal retirement and disability are defined as follows:

          (a)  Normal Retirement:  Termination by the Company
or you of your employment based on normal retirement shall mean termination at age 65 or such earlier or later age set in
accordance with the retirement policy then generally in effect with regard to the Company's salaried employees which is not discriminatory as to you.  Normal retirement shall also include retirement in accordance with any early or deferred retirement age or date established with your consent.

          (b)  Disability:  Disability as grounds for
termination shall mean physical or mental illness resulting in your absence from your duties with the Company on a full time basis for 120 consecutive days following the exhaustion of all current and accrued sick leave and vacation (as provided by
Company policy to all salaried employees on a nondiscriminatory basis).  If within thirty (30) days after written notice of
proposed termination for disability is given by the Company, you have not returned to the full time performance of your
duties, the Company may terminate your employment by giving
written Notice of Termination for "Disability."

     4.   Other Termination Following a Change in Control.  If
a "change in control" occurs and you are subsequently
terminated as an employee by the Company during the term of
this Agreement (except for normal retirement, disability or for cause as herein after defined) or if you terminate your employment for good reason, as hereinafter defined, you will be entitled to receive the benefits set forth in paragraph 7 hereof.

     5.   Cause.  After a "change in control," the Company may
terminate your employment for "cause" without liability under the benefit provisions hereof only upon:

          (a)  The willful and continued failure by you to
substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not
substantially performed your duties, or

          (b)  The willful engaging by you in gross misconduct
demonstrably injurious to the Company.

     For the purpose of this paragraph, no act, or failure to
act, on your part shall be considered "willful" if done, or
omitted to be done, by you in good faith and in the reasonable belief that your act or omission was in the best interests of the Company.  You shall not be deemed to have been terminated for cause unless and until you receive a copy of a resolution duly adopted by the affirmative vote of not less than three-
quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the
good faith opinion of the Board you were guilty of conduct set forth in clauses (a) or (b) of the first sentence of this
paragraph and specifying the particulars thereof.

      If your employment is terminated for cause, the Company
shall pay you your then current full base salary plus vacation and any other compensation actually accrued through the date of termination, and the Company shall have no further obligation to you.

     6.   Good Reason.  You may regard your employment as
constructively terminated by the Company, and yourself
terminate your employment for "good reason" following a "change in control" and during the term hereof, receiving the benefits set forth in paragraph 7, upon the happening of one or more of the following events which will constitute good reason for your own termination of your employment:

          (a)  Without your express written consent, the
assignment to you of any duties not customarily performed by officers of the Company and inconsistent with your position as an officer prior to a "change in control," or the failure of the Company to maintain you in an officer position; or to
provide you with the normal prerequisites of an officer of the
Company, including but not limited to an office and appropriate support services;

          (b)  A reduction by the Company in your base salary
as in effect prior to a "change in control" unless such
reduction is applied to all officers of the company and does not exceed the average percentage reduction in base salary for all officers of the Company, with a maximum permissible
reduction of 25%, or the failure by the Company to increase
such base salary each year following a "change in control" by an amount which equals at least one-half (), on a percentage basis, the average percentage increase in base salary for all officers of the Company, and its subsidiaries, or any parent or successor the Company during the prior two full calendar years;

          (c)  A failure by the Company to maintain any of the
employee benefits to which you are entitled prior to a "change in control" at a level equal to or greater than that in effect prior to a "change in control," through the continuation of the same or substantially similar plans, programs and policies, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any such plans, programs or policies or deprive you of any fringe benefits enjoyed by you prior to a "change in
control," unless such a reduction in benefits is
nondiscriminatory as to you and is applied generally.

          (d)  The failure by the Company to provide you with
the number of paid vacation days to which you would be entitled as a salaried employee of the Company, its subsidiaries or
affiliates, or any parent or successor of the Company on a
nondiscriminatory basis.

          (e)  The Company's requiring you to be based anywhere
other than your current location except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations; or the
relocation of your offices outside of their current location without your consent.

          (f)  Any purported termination of your employment by
the Company which is not effected pursuant to the notice of
termination and procedures required by the specific provision relied upon (i.e., Disability, or Cause), or normal retirement as defined in paragraph 3 hereof, or any purported termination for which the grounds relied upon are not valid.

     Upon the happening of one or more of these events, should
you choose to regard your employment as constructively
terminated, delivery of a written notice of termination setting forth the "good reason" therefor will entitle you to the
benefits as set forth in paragraph 7 hereof.

     7.   Compensation Upon Termination Without Cause or
Termination for Good Reason.  If after a "change in control"
and during the term hereof, you are terminated by the Company other than by reason of normal retirement, disability or for cause under the definitions and procedures as set forth herein, or you choose to terminate your employment for good reason as set forth herein, then the Company shall pay to you the
following amounts:

          (a)  Your full base salary through the date of any
Notice of Termination plus payment for all accrued vacation, and any deferred compensation to which you are entitled for the year most recently ended and the pro rata share of any such
compensation which would be due in the year of termination, up to the date of termination, to the extent not already paid;
plus

          (b)  An amount equal to:

               (i)  The sum of your annual base salary at the
rate in effect as of your termination plus the amount of any additional compensation awarded you for the year most recently ended (whether or not fully paid), including any sums awarded under a Management Incentive Compensation Plan, multiplied by:

               (ii)  The number two.  If your normal retirement
date is less than two (2) years from your termination date,
then the multiplier shall be that fraction remaining until your normal retirement date rounded to the nearest tenth (i.e., 18 months equals 1.5, 8 months equals .7).

               (iii)  With regard to the Company's Profit
Sharing Plan and Minimum Monthly Income Retirement Plan, the
Company shall pay a lump sum equal to the amount forfeited by you, if any, under such plan which would have vested if your employment had continued for the remaining term of this
Agreement.

               (iv)  The Company shall maintain in full force
and effect for the remaining term of this Agreement prior to your normal retirement date, all other employee benefit plans, programs and policies (including any life or health insurance plans) in which you were entitled to participate immediately prior to your termination, provided that your continued
participation is possible under the general terms and
provisions of such plans, programs and policies.  In the event that your participation in any such plan, program or policy is not possible under its terms and conditions, the Company shall arrange to provide you with benefits substantially similar to those which you would have been entitled to receive under each plan, program or policy.  At the end of the period of coverage, you will have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable
insurance policy owned by the Company and relating to you and to take advantage of any conversion privileges pertinent to the benefits available under Company policies.

               (v)  In addition to the payment of benefits to
which you are entitled under the qualified retirement plans
maintained by the Company in which you are a participant on the date of your termination, the Company shall pay you in cash at age 65 or such earlier retirement date permitted under the plan or plans as you may elect, an amount equal to the sum of the following:  (a) the amount which would have been contributed to your Profit Sharing Plan account had you continued in the
employ of the Company for an additional two years [prior to
your normal retirement date] at your base salary rate as of the date of termination and based on the average profit-sharing
contribution allocated to your account for the three years
preceding your termination, which amount shall be adjusted for an increase or decrease in value in the same percentage as the increase or decrease in your Profit Sharing account between the date of your termination and the date of payment; and (b) the difference between the actuarial equivalent of the amount which you are entitled to receive, if any, under the Minimum Monthly
Retirement Income Plan and the amount which you would have
received from such plan if you had continued in the employ of the Company for an additional two years [prior to your normal retirement date].  If your normal retirement date would occur during that two-year period, then the amount of such additional compensation shall be calculated on the basis that your
employment continued to that date.  For the purposes of the
calculation of benefits under the Minimum Monthly Retirement
Income Plan, the "actuarial equivalent" shall be determined by assuming your survival to age 80.

               (vi)  At your option, in lieu of shares of
common stock of the Company, without par value ("Company
Shares") issuable upon exercise of options ("Options"), if any, granted to you under the Airborne Key Employee's Stock Option and Stock Appreciation Rights Plans (to which options employee waives all rights upon the making of the payment referred to below), you shall receive an amount in cash equal to the
difference between the exercise prices of all Options held by you whether or not then fully exercisable, and the higher of
(a) the mean between the closing bid and asked prices on the
New York Stock Exchange on the date of termination or (b) the highest price per Company Share actually paid in connection
with any change in control of the Company.

     8.   Payments and Disputes.  For purposes of this
Agreement, your date of termination will be the date written notice of termination is given by the Company to you.  If
termination is under circumstances invoking the benefits or
paragraph 7, then the sums specified therein will be paid no more than ten (10) working days after the date of termination, except that the portion of the payment bases upon the amounts payable under the Management Incentive Compensation Plan and the Profit Sharing Plan shall be paid no later than ten (10)
working days after the amounts payable under such plans have been determined following availability of results necessary for computation of such amounts.

     In the event that the Company wishes to contest or dispute a termination for "good reason" by you, it must give written notice of such dispute within the five day period after the
date of termination.  If you wish to contest or dispute a
termination by the Company, or any failure to make payments
claimed to be due hereunder, you must give written notice of such dispute within thirty days of receiving a Notice of
Termination [or, if no Notice is provided, within thirty days of your actual termination by the Company].  In the event of a dispute, the Company shall continue to pay your full base
salary and continue all your employee benefits in force until final resolution of any such dispute by mutual agreement or the final judgment, decree or order of a court of competent
jurisdiction (including any appeals, if such are perfected).
You may, at your or the Company's option, be suspended from all duties during the pendency of such a contest or dispute.  If you prevail in any such contest or dispute, the Company shall thereupon be liable for the full amounts due under paragraph 7 as of the date of termination after adjustments for amounts
already paid.

     The Company will pay all fees and expenses, including full attorneys' fees, incurred by you in good faith in contesting or disputing any termination after a "change in control" or in
seeking to obtain or enforce any right or benefit provided by this Agreement.

     In the event that any payments due hereunder shall be
delayed for any reason for more than ten working days from the date of termination (or availability of results under the
Management Incentive Compensation Plan and Profit Sharing Plan
as above provided), the amounts due shall bear the maximum
legal rate of interest until paid.

     Notwithstanding the provisions as to time of payment as
above set forth, you may at your sole option elect to have some or all of such amounts due you deferred to date or dates of
your choosing over a period not to exceed two years, in which event the unpaid balances shall not bear interest during the deferred period elected by you.

     9.   Mitigation.  You shall not be required to mitigate
the amount of any payment due under paragraph 7 by seeking
other employment.  If you should accept a position with another employer after your date of termination and during the period of provision of benefits under paragraph 7, then the Company shall have no further liability for the provision of benefits or further payments under section (b)(iv) of paragraph 7, and the remaining term of this Agreement for purposes of Section
(b)(v) of paragraph 7 will terminate as of the date of your new employment.

     10.  Covenant for Confidentiality and Not to Compete.  You
agree that as an executive of the Company, with important
responsibilities for and knowledge of its operations, your
services are a valuable asset to the Company and that you have access to business information of material importance to the
Company.  Therefore, to protect the Company's interest in you and in the integrity and success of its operations, you agree that during the term of this Agreement while employed by the
Company you will keep all Company information confidential and will not enter into the employment of, or invest in or
contribute to, participate in the activities of, or act as
consultant to or advise any enterprise in whatever form
organized and carried on which is directly competitive with any business activity then conducted or planned by the Company or its subsidiaries, provided, however, that you may make
investments in publicly traded securities of any issuer if the securities owned represent less than 1% of the class of such securities of such issuer then issued and outstanding.  You
further agree that for a period of one year following the
termination of your employment with the Company you will continue to keep all Company information confidential and that you will not enter into the employment in an executive or consultant
capacity or serve on the Board of Directors of any enterprise in whatever form organized and carried on which is directly
competitive with any business activity then conducted by the
Company or its subsidiaries within the continental United States.

     11.  Successors; Binding Agreement.

          (a)  This Agreement shall be binding upon any
successor (whether director or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.  As used herein,
"Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid.

          (b)  This Agreement shall inure to the benefit of and
be enforceable by your personal or legal representatives,
executors, administrators, successors, heirs, distributees,
devisees and legatees.  If you should die while any amounts are still payable to you hereunder, all such amounts, unless
otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other
designee or, if there be not such designee, to your estate.

     12.  Notice.  For the purpose of this Agreement, notices
and all other communications provided for in the Agreement
shall be in writing and shall be deemed to have been duly given when delivered by United States certified mail, return receipt requested, postage prepaid, addressed to the respective
addresses set forth on the first page of this Agreement,
provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     13.  Miscellaneous.  No provisions of this Agreement may
be modified, waived or discharged unless such waiver,
modification or discharge is agreed to in writing signed by you and the Chief Executive Officer of the Company or such officer as may be specifically designated by the Board of Directors of the Company.  No waiver by either party hereto at any time of any breach of, or lack of compliance with, any conditions or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     No agreements or representations, oral or otherwise,
express or implied, with respect to the subject matter hereof have been made by either party which are not set forth
expressly in this Agreement.  The validity, interpretation,
construction and performance of this Agreement shall be
governed by the laws of the State of Washington.

     14.  Validity.  The invalidity or unenforceability of any
provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     15.  Counterparts.  This Agreement is to be executed in
counterparts, each of which shall be deemed to be an original.

     If this letter correctly sets forth our agreements, sign
and return to the Company the enclosed copy of this letter,
retaining your copy for your files.

                         AIRBORNE FREIGHT CORPORATION

                         By /s/Robert S. Cline
                           Robert S. Cline, Chairman

                         Employee /s/Richard Corrado